FORM 3                 U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                     Filed pursuant to Section 16(a) of the
                        Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or
                                  Section 30(f)
                      of the Investment Company Act of 1940

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
------------------------------------------ ---------------------- -------------------------------------  --------------------------
1. Name and Address of Reporting Person*   2. Date of Event       4. Issuer Name and Ticker or Trading
                                              Requiring                Symbol
Austin, Josiah T.                               Statement            Goodrich Petroleum Corp.    GDP
                                                (Month/Day/Year)
----------------------------------------                            -----------------------------------  --------------------------
(Last)         (First)       (Middle)         10/31/2001          5. Relationship of Reporting Person    6. If Amendment, Date of
                                                                       to Issuer
El Coronado Ranch                                                     (Check all applicable)                   Original
                                              -------------------
Star Route Box 395                            3. IRS Number of         ___  Director    X  10% Owner           (Month/Day/Year)
                                                                                       ---
                                              Reporting
------------------------------------------     Person (Voluntary)
(Street)                                                               ___  Officer (give ___ Other
                                                                                     (specify title
                                                                                      below)              ------------------------
Pearce, AZ  85625                                                                                         7. Individual or Joint/
                                                                                                                Group Filing
------------------------------------------                          -------------------------------------    (Check applicable Line)

(City)         (State)         (Zip)                                                                          Form filed by One

                                                                                                             X   Reporting Person
                                                                                                             --  Form filed by More
                                                                                                                  than One Reporting
                                                                                                                    Person
---------------- ------------- -------------- ------------------------ ----------------------------------------- -------------------

             Table I - Non-Derivative Securities Beneficially Owned


1. Title of Security            2. Amount of Securities         3. Ownership                   4. Nature of Indirect Beneficial
   (Instr. 4)                      Benefically Owned               Form: Direct                   (Instr. 4)
                                   (Instr. 4)                      (D) or Indirect
                                                                   (I) (Instr. 5)

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Common Stock                       1,809,900
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                                      12,000                        D

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                                      12,500                        I                             By Self as Trustee for the
                                                                                                  Austin-Clark Life Insurance Trust
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                                       8,600                        I                             By Self as Trustee for Valerie
                                                                                                  Gordon Trust
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                                      12,200                        I                             By Self as Trustee for Christine
                                                                                                  Lowery Trust
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                                      12,200                        I                             By Self as Trustee for Matthew
                                                                                                  Lowery Trust
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                                   1,752,400                        I                             As Managing Member of El Coronado
                                                                                                  Holdings, LLC
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*If the  Form is  filed  by more  than one  Reporting  Person,  see  Instruction
5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)
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FORM 3 (continued)         Table II-- Derivative Securities Beneficially Owned
                                      (e.g., puts, calls, warrants, options,
                                       convertible securities)

1. Title of Derivative   2. Date Exercisable  3. Title and Amount of    4. Conversion or   5. Ownership Form     6. Nature of
   Security                 and Expiration       Securities Underlying     Exercise Price     of Derivative         Indirect
   (Instr. 4)               Date                 Derivative Security       of Derivative      Derivative            Beneficial
                            (Month/Day/Year)     (Instr. 4)                Security           Security:             Ownership
                                                                                              Direct (D) or          (Instr. 5)
                                                                                              Indirect (I)
                                                                                              (Instr. 5)

                            Date    Expiration   Title   Amount or
                            Exer-   Date                 Number of
                            cisable                      Shares
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Explanation of Responses:


     **Intentional  misstatements  or  omissions  of  facts  constitute  Federal
        Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                                                            /s/Josiah T. Austin                   November 13, 2001
                                                                            -------------------                   -------------
                                                                            **Signature of Reporting Person


Note.  File three copies of this form, one of which must be manually signed.  If space provided is insufficient,
       See Instruction 6 for procedure.


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